UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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INSPIREMD, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	26-2123838 (I.R.S. Employer Identification No.)

3 Menorat Hamor St.
Tel Aviv, Israel 67448
(Address of principal executive offices, including Zip Code)
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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered: None	Name of each exchange on which each class is to be registered: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒
Securities Act registration statement file number to which this form relates:	N/A (If applicable)
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Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.0001 per share
(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

Common Stock

This registration statement relates to the common stock, par value $0.0001 per share (the “Common Stock”), of InspireMD, Inc. (the “Registrant”). The holders of Common Stock are entitled to one vote per share. The Registrant’s Certificate of Incorporation does not provide for cumulative voting. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Registrant’s Board of Directors out of legally available funds; however, the current policy of the Registrant’s Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Registrant’s Board of Directors and issued in the future.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of the Registrant. These provisions have the following effects:

•	they provide that special meetings of stockholders may be called only by the Registrant’s Chairman, President or by a resolution adopted by a majority of the Registrant’s Board of Directors;

•
they divide the Registrant’s directors into three classes, with the term of office of the first class to expire at the Registrant’s 2012 annual meeting of stockholders, the term of office of the second class to expire at the Registrant’s 2013 annual meeting of stockholders and the term of office of the third class to expire at the Registrant’s 2014 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, commencing with the 2012 annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified;

•
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Registrant’s Board of Directors; and

•
they allow the Registrant to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of the Registrant’s Common Stock.

The Registrant is subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Item 2.  Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to InspireMD, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to InspireMD, Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INSPIREMD, INC.

Date: April 5, 2011	By:	/s/ Craig Shore
Craig Shore
Chief Financial Officer